UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

QUANTERIX CORPORATION

(Name of Registrant as Specified In Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

ALEXANDER G. DICKINSON

BRUCE FELT

HAKAN SAKUL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

On April 30, 2025, Kent Lake Partners issued the following press release:

Kent Lake Issues Statement on Quanterix’s Blatant Disregard for Will of Shareholders

It is Deeply Disturbing, in Kent Lake’s View, that the Company’s Amended Agreement to Merge with Akoya Deprives Quanterix Shareholders of Ability to Vote on the Transaction

Believes Quanterix’s Maneuvers Further Demonstrate the Need for New Directors with Real Credibility and Accountability to Shareholders – And Will Press on With Nominations of Three Highly Qualified Board Candidates

RINCON, Puerto Rico – (BUSINESS WIRE) – Kent Lake PR LLC (“Kent Lake”), a holder of approximately 7.7% of the outstanding common stock of Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX), today issued the following statement regarding the Company’s announcement of an amended merger agreement (the “Amended Merger Agreement”) related to its proposed merger (the “Merger”) with Akoya Biosciences (“Akoya”) (NASDAQ: AKYA):

“Quanterix’s decision to press on with the Merger in the face of significant public shareholder opposition is bad enough. What is even more egregious is the fact that the Company will no longer provide shareholders with the opportunity to vote on the Merger. This shocking disenfranchisement indicates a blatant disregard for the will of shareholders and a complete lack of accountability on the part of the Company’s Board of Directors – especially since vote reports showed the proposal for the Merger losing by a nearly 3-1 margin.

In its press release yesterday, Quanterix Chief Executive Officer Masoud Toloue stated that “the strategic merits of the transaction remain strong.”1 Unfortunately for Dr. Toloue, the steep decline in Quanterix’s stock price and enterprise value – which are down 48% and over 100%, respectively, since the Merger was announced, tell a different story.2 If the Company truly believes in the merits of the transaction, why is it afraid to let shareholders vote on it?

We believe that it is no longer possible to trust a Board that negotiated such a value-destructive transaction in the first place and that has now decided to ignore the concerns of major shareholders. Quanterix’s directors have proven themselves unable to represent the best interests of shareholders. This situation makes the need for boardroom change even more pressing, and we will continue our efforts to elect the three highly qualified individuals we have nominated to the Board at this year’s Annual Meeting. We look forward to communicating further in the weeks to come.”

About Kent Lake

Kent Lake Partners LP is an investment fund founded by Ben Natter in 2019 with a focus on small and mid-capitalization public equities, particularly in the healthcare space. Mr. Natter has over a decade of successful public healthcare equity investing experience.

1 Company press release dated April 29, 2025.

2 Figures from January 8, 2025, the last trading day before the announcement of the Merger, through market close on April 29, 2025.

Certain Information Concerning the Participants

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

KENT LAKE PARTNERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING ITS GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are currently anticipated to be Kent Lake Partners, Kent Lake PR LLC (“Kent Lake PR”) and Benjamin Natter (collectively, the “Kent Lake Parties”); and Alexander G. Dickinson, Bruce Felt and Hakan Sakul (the “Kent Lake Nominees” and collectively with the Kent Lake Parties, the “Participants”).

As of the date hereof, Kent Lake Partners directly beneficially owned 2,926,865 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 2,926,865 shares of Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 2,926,865 shares of Common Stock beneficially owned by Kent Lake Partners. None of the Kent Lake Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Investor Contacts

Ben Natter, 415-237-0007

info@kentlakecap.com

Saratoga Proxy Consulting LLC

John Ferguson / Ann Marie Mellone

212-257-1311 / 888-368-0379

info@saratogaproxy.com

Media Contact

Longacre Square Partners

Joe Germani / Kendall Heebink

KentLake@longacresquarepartners.com